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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
APRIL 10, 2001

CONTACTS:

MEDIA                                              ANALYSTS
-----                                              --------
Jeri Grier        614-480-5413                     Laurie Counsel   614-480-3878
Laura Bowers      614-480-4433                     Cheri Gray       614-480-3803

                HOAGLIN APPOINTS RONALD BALDWIN AS VICE CHAIRMAN

         COLUMBUS, OHIO - Thomas E. Hoaglin, president and chief executive officer of Huntington Bancshares Incorporated today announced that Ronald C. Baldwin would become vice chairman of Huntington Bancshares Incorporated and its principal subsidiary, The Huntington National Bank, effective April 11, 2001. He will be responsible for leading the Retail and Corporate lines of business.

         Baldwin has 29 years of banking experience. He started his career in Chicago with the Continental Illinois Bank in 1972 as part of the commercial banking group and in 1982 joined The Marine Corporation in Milwaukee, Wisconsin as senior vice president-community banking. He was executive vice president-commercial banking in 1988 when it was acquired by Bank One Corporation. Baldwin served as president and later chairman of Bank One Wisconsin Corporation until 1996. He was promoted to president of Business Banking and relocated to Columbus in 1996. His most recent position was president of the Retail Delivery Group managing branches, telephone call centers, ATM's and bankone.com across a multi-state network.

         "I am very pleased to have Ron Baldwin join us. He has extensive management experience in the consumer and commercial banking businesses. His career is a record of achieving aggressive financial targets, implementing large scale strategic change and building high performing teams. He will be a key member of our senior management team as we accelerate our efforts to serve customers better, outperform the competition and enhance shareholder value," said Hoaglin.

         Baldwin earned his bachelor's degree in economics from Denison University and a master's degree of business administration from the University of Michigan.

         The Huntington National Bank is the principal subsidiary of Huntington Bancshares Incorporated, (NASDAQ:HBAN), a $29 billion regional bank holding company headquartered in Columbus, Ohio.

         Through its affiliated companies, Huntington has more than 135 years of serving the financial needs of its customers. Huntington provides innovative products and services through over 500 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio, and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services online at www.huntington.com, through its technologically advanced, 24-hour telephone bank, and through its network of more than 1,400 ATMs.

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